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                                                                      EXHIBIT 11

                          ELITE INFORMATION GROUP, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)
                                   (Unaudited)


                                                                 Three months ended         Nine months ended
                                                                     September 30,            September 30,
                                                                  2000          1999        2000         1999
                                                                --------     ---------    --------    ---------
Income (loss) from continuing operations                        $   (150)    $   1,217    $    393    $   2,004
Loss from discontinued operations                                     --            --          --         (382)
Gain on sale of discontinued operations                               --            --          --        4,919
                                                                --------     ---------    --------    ---------
Net income (loss)                                               $   (150)    $   1,217    $    393    $   6,541
                                                                ========     =========    ========    =========

Basic earnings per share:

   Weighted average common shares outstanding                      8,542         8,322       8,515        8,283
                                                                --------     ---------    --------    ---------

   Income (loss) from continuing operations                     $  (0.02)    $    0.15    $   0.05    $    0.24
   Loss from discontinued operations                                  --            --          --        (0.05)
   Gain on sale of discontinued operations                            --            --          --         0.59
                                                                --------     ---------    --------    ---------
   Net income (loss) per common share                           $  (0.02)    $    0.15    $   0.05    $    0.79
                                                                ========     =========    ========    =========

Diluted earnings per share:
    Weighted average common shares outstanding                     8,542         8,322       8,515        8,283

    Addition from assumed exercise of stock options                   --           282         243          252
                                                                --------     ---------    --------    ---------
    Weighted average common and common equivalent
      shares outstanding                                           8,542         8,604       8,758        8,535
                                                                ========     =========    ========    =========

    Income (loss) from continuing operations                    $  (0.02)    $    0.14    $   0.05    $    0.23
    Loss from discontinued operations                                 --            --          --        (0.04)
    Gain on sale of discontinued operations                           --            --          --         0.58
                                                                --------     ---------    --------    ---------
    Net income (loss) per common and common equivalent share    $  (0.02)    $    0.14    $   0.05    $    0.77
                                                                ========     =========    ========    =========



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